UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2010

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard,
Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2010, Hooker Furniture Corporation entered into a new revolving credit agreement with Bank of America, N.A.  This agreement replaces the Company’s current credit agreement with Bank of America, which was scheduled to expire March 1, 2011.  The agreement provides the Company with a $15 million unsecured revolving credit facility through July 31, 2013. Amounts outstanding under the credit facility will generally bear interest at a floating rate, adjusted monthly. The floating rate will be the then current LIBOR monthly floating rate plus an applicable margin based on the Company’s ratio of funded debt to EBITDA (as defined in the agreement). The Company also must pay a quarterly unused commitment fee that is based on the Company’s funded debt to EBITDA ratio. Amounts outstanding under the credit facility are generally due and payable on the expiration date of the agreement (July 31, 2013), and the Company can elect to prepay some or all of the outstanding balance from time to time without penalty. Up to $3 million of the facility can be used to support the issuance of letters of credit. The agreement includes customary representations and warranties and requires the Company to comply with customary covenants, including, among other things, the following financial covenants:

•	maintain at least a specified minimum level of tangible net worth;

•	limit capital expenditures to no more than a specified amount during any fiscal year;

•	maintain a ratio of funded debt to EBITDA not exceeding a specified amount.

The Credit Agreement does not restrict the Company’s ability to pay cash dividends on, or repurchase, shares of its common stock, subject to complying with the financial covenants under the agreement.

This summary of the credit agreement is qualified in its entirety by reference to the full text of the agreement, a complete copy of which is filed with this report as Exhibit 10.1 and is hereby incorporated by reference in response to this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1	Loan Agreement, dated as of December 7, 2010, between Bank of America, N.A. and the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

Date: December 8, 2010	By:	/s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Chief Accounting Officer

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